FOR IMMEDIATE RELEASE	Contact:	Paul M. Feeney Executive Vice President, Finance and Chief Financial Officer AEP Industries Inc. (201) 807-2330 feeneyp@aepinc.com

AEP INDUSTRIES INC. REPORTS FISCAL 2010 SECOND QUARTER AND
YEAR-TO-DATE RESULTS

Board Authorizes New Stock Repurchase Program

South Hackensack, NJ, June 9, 2010 - AEP Industries Inc. (Nasdaq: AEPI, the "Company" or “AEP”) today reported financial results for its second quarter ended April 30, 2010.

Net sales for the second quarter of fiscal 2010 increased $33.1 million, or 18%, to $215.7 million from $182.6 million for the second quarter of fiscal 2009.  Net sales for the six months ended April 30, 2010 increased $10.0 million, or 3%, to $372.8 million from $362.8 million in the same period of the prior fiscal year.  The increases were the result of an increase in average selling prices attributable to higher resin costs during the comparable periods, combined with an increase in sales volume.  The effect of foreign exchange on net sales during the three and six months ended April 30, 2010 was a positive impact of $3.1 million and $5.0 million, respectively, relating to the Company’s Canadian operations.

Gross profit for the second quarter of fiscal 2010 decreased $15.9 million to $25.8 million from $41.7 million in the same quarter of the prior fiscal year.  The Company experienced a $15.2 million increase in its LIFO reserve during the second quarter of fiscal 2010 versus a $3.4 million increase in the LIFO reserve during the second quarter of fiscal 2009, for an aggregate increase of $11.8 million year-over-year.  Excluding the effects of the LIFO reserve increase, gross profit decreased $4.1 million, which is primarily the result of a lag in increasing the Company’s selling prices, as resin prices increased during the second quarter of fiscal 2010.  The second quarter of fiscal 2010 also included $0.4 million of positive impact of foreign exchange relating to the Company’s Canadian operations.

Gross profit for the first six months of fiscal 2010 decreased $46.0 million to $43.8 million from $89.8 million in the same period of the prior fiscal year.  The Company experienced a $17.3 million increase in its LIFO reserve during the first six months of fiscal 2010 versus a $26.4 million decrease in the LIFO reserve during the first six months of fiscal 2009, for an aggregate increase of $43.7 million year-over-year.  Excluding the effects of the LIFO reserve increase, gross profit decreased $2.3 million, which is primarily the result of a lag in increasing the Company’s selling prices, as resin prices increased during the first six months of fiscal 2010 and $0.8 million of consulting costs associated with the implementation of the Company’s new operating system, partially mitigated by the positive results of plant rationalization and other cost savings initiatives implemented during fiscal 2009.  The first six months of fiscal 2010 also included $0.8 million of positive impact of foreign exchange relating to the Company’s Canadian operations.

Operating expenses for the second quarter of fiscal 2010 increased $0.5 million, or 1.9%, to $24.6 million and for the first six months of fiscal 2010, operating expenses decreased $0.7 million, or 1.5%, to $46.9 million, as compared to the same periods of the prior fiscal year.  The second quarter increase in operating expense included a $0.4 million unfavorable foreign exchange impact and the decrease in the first six months included a $0.6 million unfavorable effect of foreign exchange impact.  Operating expense for both periods reflected increased volumes sold in the current period and consulting costs associated with the implementation of the Company’s new operating system, as well as a decrease in share-based compensation costs associated with the Company’s stock option and performance units.  The decrease in operating expense for the first six months of fiscal 2010 is primarily due to cost cutting initiatives implemented during fiscal 2009.

“We have been effectively managing through what has been the most severe recession to impact the flexible packaging industry in my 40 plus years,” said Brendan Barba, Chairman and Chief Executive Officer of the Company.  “Despite severe deterioration of our construction and housing related markets we have been able to increase volume 1.9% over last year’s levels.  The Board’s authorization of a new $10 million share repurchase program demonstrates our continued confidence in our long-term prospects.  We believe our stock is currently undervalued and a stock buyback at these levels is an excellent investment of our capital.  We will continue to be mindful of the current economic environment and will identify opportunities to strengthen our business, our balance sheet and our cash flows.”

Interest expense for the three and six months ended April 30, 2010 decreased $0.1 million and $0.7 million, respectively, as compared to the prior year comparable periods primarily due to a reduction in average debt outstanding.

Net loss for the three and six months ended April 30, 2010 was $1.5 million or $(0.22) per diluted share and $6.4 million or $(0.94) per diluted share, respectively. Net income for the three and six months ended April 30, 2009 was $11.6 million or $1.71 per diluted share and $23.7 million or $3.49 per diluted share, respectively.

Adjusted EBITDA was $21.8 million in the current quarter as compared to $26.9 million for the three months ended April 30, 2009.  Adjusted EBITDA for the six months ended April 30, 2010 was $26.1 million, as compared to $26.3 million for the six months ended April 30, 2009.

Share Repurchase Authorization

On June 7, 2010, the Board authorized a new stock repurchase program (the “June 2010 Repurchase Program”) of up to $10.0 million, under which the Company can repurchase its common stock in the open market, in privately negotiated transactions or by other means, from time to time, subject to market conditions, applicable legal requirements and other factors, including the limitations set forth in the Company’s debt covenants.  The program replaces the June 2008 Repurchase Program, which had approximately $6.1 million remaining as of such date.  The June 2010 Repurchase Program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry.  Other companies may calculate Adjusted EBITDA differently, and therefore the Company’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP.  Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company’s operating performance.

The following is a reconciliation of the Company’s net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Second Quarter	April YTD	Second Quarter	April YTD
	Fiscal 2010	Fiscal 2010	Fiscal 2009	Fiscal 2009
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net (loss) income	$(1,497)	$(6,397)	$11,570	$23,695
(Benefit) provision for taxes	(934)	(3,839)	7,192	15,084
Interest expense	3,850	7,610	3,945	8,293
Depreciation and amortization expense	5,482	10,726	4,740	9,364
Increase (decrease) in LIFO reserve	15,178	17,275	3,387	(26,361)
Other non-operating income	(191)	(226)	(5,137)	(4,933)
Non-cash share-based compensation	(114)	925	1,173	1,147

Adjusted EBITDA	$21,774	$26,074	$26,870	$26,289

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on June 10, 2010, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 77027700.  An archived version of the call will be made available on the Company’s website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets.  The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, but are not limited to, risks associated with pricing, volume, resin availability, new operating system, cash flow guidance and market conditions, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended October 31, 2009 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2010	2009	2010	2009
NET SALES	$215,662	$182,567	$372,832	$362,779
COST OF SALES	189,857	140,886	328,982	273,014
Gross profit	25,805	41,681	43,850	89,765
OPERATING EXPENSES:
Delivery	10,360	9,357	18,454	18,465
Selling	9,247	9,549	17,650	18,583
General and administrative	4,963	5,209	10,801	10,582
Total operating expenses	24,570	24,115	46,905	47,630
OTHER OPERATING (EXPENSE) INCOME:
(Loss) gain on sales of property, plant and equipment, net	(7)	4	203	4
Operating income (loss)	1,228	17,570	(2,852)	42,139
OTHER INCOME (EXPENSE):
Interest expense	(3,850)	(3,945)	(7,610)	(8,293)
Gain on extinguishment of debt, net	—	5,285	—	5,285
Other, net	191	(148)	226	(352)
(Loss) income before benefit (provision) for income taxes	(2,431)	18,762	(10,236)	38,779
BENEFIT (PROVISION) FOR INCOME TAXES	934	(7,192)	3,839	(15,084)
Net (loss) income	$(1,497)	$11,570	$(6,397)	$23,695
BASIC (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.22)	$1.71	$(0.94)	$3.50
DILUTED (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.22)	$1.71	$(0.94)	$3.49